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                               AMENDMENT NO. 1 TO
                            STOCK PURCHASE AGREEMENT

         Amendment No. 1 to Stock Purchase Agreement dated as of August 9, 1999 between Quail Acquisition Corporation, a Massachusetts corporation ("Buyer"), and Asahi/America, Inc., a Massachusetts corporation (the "Company;" such Stock Purchase Agreement hereinafter being referred to as the "Agreement") made as of October 21, 1999. Any capitalized terms used herein which are not otherwise expressly defined in this Amendment are as defined in the Agreement.

         WHEREAS, Buyer and the Company desire to amend certain terms of the Agreement as set forth herein;

         NOW, THEREFORE, in consideration of the premises and the payment of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         1.       AMENDMENTS.  The Agreement is hereby amended as follows:

                  (a) The following section shall be added to Section 6:

         6.9 Prepayment Penalties Associated with the Arkansas Development Finance Authority Industrial Development Bonds (Quail Piping Products, Inc. Project), November 14, 1997 (the "Arkansas Bonds") and the County of Mohave, Arizona Industrial Development Bonds (Quail Piping Products, Inc. Project), Series 1998-A (the "Arizona Bonds"). Any prepayment penalties caused by the prepayment of the Arkansas Bonds and/or the Arizona Bonds as a result of the Disposition of Quail shall be shared equally by Quail and Asahi; provided, however, that the portion of such prepayment penalties payable by Asahi shall not exceed, in the aggregate, $160,000. Any prepayment penalties incurred in excess of $320,000, in the aggregate, shall be the sole responsibility of Quail, which amount shall be in addition to the fifty percent of the first $320,000 paid by Quail as per the previous sentence. Asahi shall pay Quail amounts owed by it hereunder within 30 days of receiving documentation reasonably satisfactory to it of the payments paid and owing by Quail with respect thereto.

         2. RATIFICATION. Except as specifically amended hereby the terms of the Agreement are hereby ratified and confirmed in all respects.

         3. AUTHORIZATION. This Amendment No. 1 to the Agreement has been duly approved by the Special Committee constituted to act in connection with this transaction and has been authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this
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Amendment or to consummate the transactions so contemplated. This Amendment has been duly executed and delivered by the Company and, assuming this Amendment constitutes a valid and binding obligation of Buyer, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

         IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed and delivered as of October 21, 1999.

                             QUAIL ACQUISITION CORPORATION

                             By: /s/ Leslie B. Lewis
                                 ----------------------------------
                                 Name:  Leslie B. Lewis
                                 Title:  Chairman

                             ASAHI/AMERICA, INC.

                             By: /s/ Leslie B. Lewis
                                 ----------------------------------
                                 Name:  Leslie B. Lewis
                                 Title:  President and Chief Executive Officer